EXHIBIT 7
to SCHEDULE 13D

Next Decade Investments Limited
c/o Mr. Tianquan Mo
8th Floor, Tower 3, Xihuan Plaza
No. 1 Xizhimenwai Avenue
Xicheng District, Beijing 100044
PRC

Amendment to Option Agreement

Dear Sirs:

Reference is made to the Option Agreement, dated August 13, 2010 (the “Option Agreement”), between General Atlantic Mauritius Limited and Next Decade Investments Limited. Capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Option Agreement.

The Grantor and the Optionee hereby agree that the definition of the term “Option Period” is hereby amended and restated in its entirety as follows:

“”Option Period” means the period starting on the Effective Date and ending on December 17, 2012, unless this Agreement is terminated earlier pursuant to Section 4.1.”

Except as expressly amended by this letter agreement, the Option Agreement shall remain unamended and in full force and effect.

This letter agreement may be signed in two counterparts, both of which shall be an original, with the same effect as if the signatures were upon the same instrument.

Sincerely yours,

General Atlantic Mauritius Limited

By:	/s/ Christopher Lanning
	Name:	Christopher Lanning
	Title:	Director

Accepted and Agreed:

Next Decade Investments Limited

By:	/s/ Jing Cao
	Name:	Jing Cao
	Title:	Director